Exhibit 99.2

January 25, 2016

Dear Subscription Rights Holder:

We have previously distributed to you materials for the rights offering Empire Resorts, Inc. (the “Company”) launched on January 4, 2016 in support of the Company’s development of the Montreign Resort Casino and other portions of the Adelaar project in Sullivan County, New York. We have included with this letter a press release the Company recently distributed reminding holders of subscription rights about the important dates relating to the rights offering. If you did not receive the initial mailing with the rights offering materials, or would like to receive another copy, please feel free to contact Morrow & Co. by telephone at (855) 201-1081 or by email at empire.info@morrowco.com.

Thank you for your cooperation and continued support.

Sincerely,

Joseph A. D’Amato
Chief Executive Officer

204 Route 17B Monticello, NY 12701

845.807.0001 | www.empireresorts.com